                                                                     EXHIBIT 3.1




                            CERTIFICATE OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                    CLEVELAND INDIANS BASEBALL COMPANY, INC.


         Kenneth E. Stefanov, Vice President, Finance, and David W. Pancoast, Secretary, of Cleveland Indians Baseball Company, Inc., an Ohio corporation (the "Corporation"), do hereby certify that a meeting of the shareholders of the Corporation was duly called and held on June 2, 1999, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation on a proposal to amend the Corporation's Articles of Incorporation, as amended and restated, the following resolution was duly adopted; and that said resolution is valid and binding, has not been amended, modified or rescinded, and is in full force and effect on the date hereof.:

         RESOLVED, that the Amended and Restated Articles of Incorporation of the Corporation be and they hereby are amended by deleting, in its entirety, subsection (h) of Article Fourth, Division C, Section 2.

         IN WITNESS WHEREOF, Kenneth E. Stefanov, Vice President, Finance, and David W. Pancoast, Secretary, of Cleveland Indians Baseball Company, Inc. acting for and on its behalf, do hereunto subscribe their names this 2nd day of June, 1999.



                                    /s/ KENNETH E. STEFANOV
                                    --------------------------------------------
                                    Kenneth E. Stefanov, Vice President, Finance


                                    /s/ DAVID W. PANCOAST
                                    --------------------------------------------
                                    David W. Pancoast, Secretary

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                 ----------------------------------------------
                                       OF
                                       --
                    CLEVELAND INDIANS BASEBALL COMPANY, INC.
                    ----------------------------------------


FIRST: The name of the Corporation is Cleveland Indians Baseball Company, Inc.

SECOND: The place in the State of Ohio where the principal office of the Corporation is located is Cleveland, Cuyahoga County.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH: The number of shares which the Corporation is authorized to have outstanding is thirty-one million (31,000,000), consisting of twenty-seven million (27,000,000) Class A Common Shares, without par value ("Class A Common Shares"), three million (3,000,000) Class B Common Shares, without par value ("Class B Common Shares" and, together with the Class A Common Shares, the "Common Shares"), and one million (1,000,000) Preferred Shares. Each Common Share issued and outstanding immediately prior to the filing of these Amended and Restated Articles of Incorporation is and shall be changed, effective upon that filing, into one (1) Class A Common Share.

                          DIVISION A: PREFERRED SHARES

         The Preferred Shares shall have the following express terms:

         Section 1. Series. The Preferred Shares may be issued from time to time in one or more series. All Preferred Shares shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Board of Directors as hereinafter provided, and each share of a series shall be identical with all other shares of such series, except as to the dates from which dividends shall accrue and be cumulative. Subject to the provisions of Sections 2 through 5, both inclusive, which provisions shall apply to all Preferred Shares, the Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series to determine and fix prior to the issuance thereof (and thereafter, to the extent provided in paragraph (b) of this Section) the following:

                  (a) the designation of the series, which may be by distinguishing number, letter or title;

                  (b) the authorized number of shares of the series, which number the Board of Directors may (except when otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding);

                  (c) the dividend rate or rates of the series, including the means by which such rates may be established;

                  (d) the date or dates from which dividends shall accrue and be cumulative and the dates on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established;

                  (e) the redemption rights and price or prices, if any, for shares of the series;

                  (f) the terms and amount of the sinking fund, if any, for the purchase or redemption of shares of the series;

                  (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                  (h) whether the shares of the series shall be convertible into any class of Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made; and

                  (i) restrictions (in addition to those set forth elsewhere in these Amended and Restated Articles of Incorporation) on the issuance of shares of the same series or of any other class or series.

The Board of Directors is authorized to adopt from time to time amendments to these Amended and Restated Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) through (i), both inclusive, of this Section 1 and is authorized to take such actions with respect thereto as may be required by law in order to effect such amendments.

         Section 2.  Dividends.

                  (a) The holders of Preferred Shares of each series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares, shall be entitled to receive out of any funds legally available therefor, if, when and as declared by the Board of Directors, dividends in cash at the rate or rates for such series fixed in accordance with the provisions of Section 1 above and no more, payable on the dates fixed for such series. Such dividends shall accrue and be cumulative, in the case of shares of each particular series, from and after the date or dates fixed with respect to such series. No dividends shall be paid upon or declared or set apart for any series of the Preferred Shares for any dividend period unless at the same time a like proportionate dividend for the then current dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall have been paid upon or declared or set apart for all Preferred Shares of all series then issued and outstanding and entitled to receive such dividend.

                  (b) So long as any Preferred Shares shall be outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to the Preferred Shares, shall be paid or declared or any distribution be made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to the Preferred Shares, nor shall any Common Shares or any other shares ranking junior to the Preferred Shares be purchased, retired or otherwise acquired by the Corporation, except out of the proceeds of the sale of Common Shares or other shares of the Corporation ranking junior to the Preferred Shares received by the Corporation subsequent to the date of first issuance of Preferred Shares of any series, unless:

                           (1) all accrued and unpaid dividends on Preferred
Shares, including the full dividend for all current dividend periods shall have been declared and paid or a sum sufficient for payment therefor set apart; and

                           (2) there shall be no arrearages with respect to the
redemption of Preferred Shares of any series from any sinking fund provided for shares of such series in accordance with the provisions of Section 1 of this Division A.

                  (c) The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, Common Shares or any other shares ranking junior to the Preferred Shares shall be inapplicable to (i) any payments in lieu of issuance of fractional shares thereof, whether upon any merger, conversion, stock dividend or otherwise, (ii) the conversion of Preferred Shares into Common Shares, and (iii) the exercise by the Corporation of its rights pursuant to Division C or any similar provisions hereafter contained in these Amended and Restated Articles of Incorporation with respect to any other class or series of shares hereafter created or authorized.

         Section 3.  Redemption.

                  (a) Subject to the express terms of each series, the
Corporation:

                           (1) may, from time to time at the option of the Board
of Directors, redeem all or any part of any redeemable series of Preferred Shares at the time outstanding at the applicable redemption price for such series fixed in accordance with Section 1 of this Division A; and

                           (2) shall, from time to time, make such redemptions
of each series of Preferred Shares as may be required to fulfill the requirements of any sinking fund provided for shares of such series at the applicable sinking fund redemption price fixed in accordance with Section 1 of this Division A; and shall in each case pay all accrued and unpaid dividends to the redemption date.

                  (b) (1) Notice of every such redemption shall be mailed, postage prepaid, to the holders of record of the Preferred Shares to be redeemed at their respective addresses then appearing on the books of the Corporation, not less than seven (7) days nor more than sixty (60) days prior to the date fixed for such redemption, or such other time prior thereto as the Board of Directors shall fix for any series pursuant to Section 1 of this Division A prior to the issuance thereof. At any time after notice as provided above has been deposited in the mail, the Corporation may deposit the aggregate redemption price of Preferred Shares to be redeemed, together with unpaid dividends thereon for the then current dividend period to the redemption date, with any bank or trust company in Cleveland, Ohio, or New York, New York, having capital and surplus of not less than $100,000,000, named in such notice and direct that there be paid to the respective holders of the Preferred Shares so to be redeemed amounts equal to the redemption price of the Preferred Shares so to be redeemed together with such accrued and unpaid dividends thereon for the then current dividend period, on surrender of the share certificate or certificates held by such holders; and upon the deposit of such notice in the mail and the making of such deposit of money with such bank or trust company, such holders shall cease to be shareholders with respect to such shares; and from and after the time such notice shall have been so deposited and such deposit of money shall have been so made, such holders shall have no rights or claim against the Corporation with respect to such shares, except only the right to receive such money from such bank or trust company without interest or to exercise before the redemption date any unexpired privilege of conversion. If less than all of the outstanding Preferred Shares are to be redeemed, the Corporation shall select by lot the shares so to be redeemed in such manner as shall be prescribed by the Board of Directors.

                           (2) If the holders of Preferred Shares which have
been called for redemption shall not within six (6) years after such deposit claim the amount deposited for the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company and the Corporation shall be relieved of all responsibility in respect thereof and to such holders.

                  (c) Any Preferred Shares which are (1) redeemed by the Corporation pursuant to this Section 3, (2) purchased and delivered in satisfaction of any sinking fund requirement provided for shares of such series,
(3) converted in accordance with the express terms thereof, or (4) otherwise acquired by the Corporation, shall resume the status of authorized but unissued Preferred Shares without serial designation.

                  (d) Except in connection with the exercise of the Corporation's rights pursuant to Division C or any similar provisions hereafter contained in these Amended and Restated Articles of Incorporation, the Corporation may not purchase or redeem (for sinking fund purposes or otherwise) less than all of the Preferred Shares then outstanding except in accordance with a purchase offer made to all holders of record of Preferred Shares, unless all unpaid dividends on all Preferred Shares then outstanding shall have been paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.

         Section 4.  Liquidation.

                  (a) (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Preferred Shares of any series shall be entitled to receive in full, out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Preferred Shares, the amounts fixed with respect to shares of such series in accordance with Section 1 of this Division A, plus an amount equal to all dividends declared and unpaid thereon. If the net assets of the Corporation legally available therefor are insufficient to permit the payment upon all outstanding Preferred Shares of the full preferential amount to which they are respectively entitled, then such net assets shall be distributed ratably upon all outstanding Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

                           (2) After payment to the holders of Preferred Shares
of the full preferential amounts as aforesaid, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Corporation.

                  (b) The merger or consolidation of the Corporation into or with any other Corporation, the merger of any other Corporation into it, or the sale, lease or conveyance of all or substantially all the assets of the Corporation, shall not be deemed to be a dissolution, liquidation or winding up for purposes of this Section.

         Section 5.  Voting.

                  (a) The holders of Preferred Shares shall have no voting rights, except as provided in this Section or required by law.

                  (b) (1) If, and so often as, the Corporation shall not have fully paid, or shall not have declared and set aside a sum sufficient for the payment of, dividends on any series of Preferred Shares at the time outstanding, for a number of dividend payment periods (whether or not consecutive) which in the aggregate contain at least five hundred forty (540) days, the holders of all series of such Preferred Shares, voting separately as a class, shall be entitled to elect, as herein provided, two (2) members of the Board of Directors of the Corporation; but the holders of the Preferred Shares shall not exercise such special class voting rights except at meetings of such shareholders for the election of directors at which the holders of not less than fifty percent (50%) of the Preferred Shares are present in person or by proxy; and the special class voting rights provided for in this paragraph when the same shall have become vested shall remain so vested until the Corporation shall have fully paid, or shall have set aside a sum sufficient for the payment of, dividends on such Preferred Shares then outstanding for a number of consecutive dividend payment periods which in the aggregate contain at least three hundred sixty (360) days, whereupon the holders of the Preferred Shares shall be divested of their special class voting rights in respect of subsequent elections of directors, subject to the revesting of such special class voting rights in the event above specified in this paragraph.

                           (2) On an event entitling holders of Preferred Shares
to elect two (2) directors as specified in paragraph (1) of this subsection 5(b), a special meeting of such holders for the purpose of electing such directors shall be called by the Secretary of the Corporation upon written request of, or may be called by, the holders of record of at least ten percent (10%) of the Preferred Shares of the affected series and notice thereof shall be given in the same manner as that required for the annual meeting of shareholders; but the Corporation shall not be required to call such special meeting if the annual meeting of shareholders shall be called to be held within one hundred twenty (120) days after the date of receipt of the foregoing written request from the holders of Preferred Shares. At any meeting at which the holders of Preferred Shares shall be entitled to elect directors, holders of fifty percent (50%) of the Preferred Shares, present in person or by proxy, shall be sufficient to constitute a quorum, and the vote of the holders of a majority of such shares so present at any such meeting at which there shall be such a quorum shall be sufficient to elect the members of the Board of Directors which the holders of Preferred Shares are entitled to elect as herein provided. Notwithstanding any provision of these Amended and Restated Articles of Incorporation or the Code of Regulations of the Corporation or any action taken by the holders of any class of shares fixing the number of directors of the Corporation, the two (2) directors who may be elected by the holders of Preferred Shares pursuant to this subsection shall serve in addition to any other directors then in office or proposed to be elected otherwise than pursuant to this Subsection. Nothing in this Subsection shall prevent any change otherwise permitted in the total number of or classifications of directors of the Corporation nor require the resignation of any director elected otherwise than pursuant to this Subsection. Notwithstanding any classification of the other directors of the Corporation, the two (2) directors elected by the holders of Preferred Shares, as provided in this Section 5, shall be elected annually for terms expiring at the next succeeding annual meeting of shareholders.

                           (3) Upon any divesting of the special class voting
rights of the holders of the Preferred Shares in respect of elections of directors as provided in this Subsection, the terms of office of all directors then in office elected by such holders shall terminate immediately thereupon. If the office of any director elected by such holders voting as a class becomes vacant by reason of death, resignation, removal from office or otherwise, the remaining director elected by such holders voting as a class may elect a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

                  (c) The affirmative vote of the holders of at least a majority of the Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect either of the following:

                           (1) Any amendment, alteration or repeal, whether by
merger, consolidation or otherwise, of any of the provisions of the Amended and Restated Articles of Incorporation or of the Code of Regulations of the Corporation which affects adversely and materially the preferences or voting or other rights of the holders of Preferred Shares which are set forth in these Amended and Restated Articles of Incorporation; but neither an amendment of these Amended and Restated Articles of Incorporation so as to authorize, create or change the authorized or outstanding number of Preferred

Shares or of any shares ranking on a parity with or junior to the Preferred Shares nor an amendment of the Code of Regulations so as to change the number or classification of directors of the Corporation shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of Preferred Shares; or

                           (2) The authorization, creation or increase in the
authorized number of any shares, or any security convertible into shares, in either case ranking prior to such Preferred Shares.

                  (d) If, and only to the extent, that (1) Preferred Shares are issued in more than one series and (2) Ohio law permits the holders of a series of a class of shares to vote separately as a class, the affirmative vote of the holders of at least a majority of each series of the Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of these Amended and Restated Articles of Incorporation or of the Code of Regulations of the Corporation which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in these Amended and Restated Articles of Incorporation; but neither an amendment of these Amended and Restated Articles of Incorporation, so as to authorize, create or change the authorized or outstanding number of Preferred Shares or of any shares remaining on a parity with or junior to the Preferred Shares nor an amendment of the Code of Regulations so as to change the number or classification of directors of the Corporation shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such series.

DIVISION B: COMMON SHARES

         The Common Shares have the following express terms:

         Section 1. Voting Rights and Powers. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to take action in writing without a meeting and except as otherwise required by statute, the holders of the outstanding Class A Common Shares and Class B Common Shares shall vote together without regard to class, and every holder of any outstanding Class A Common Shares shall be entitled to cast thereon one (1) vote in person or by proxy for each Class A Common Share standing in such holder's name, and every holder of any outstanding Class B Common Shares shall be entitled to cast thereon ten thousand (10,000) votes in person or by proxy for each Class B Common Share standing in such holder's name.

         Section 2. Dividend Rights. The holders of Common Shares shall be entitled to receive, when, as, and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, dividends or distributions payable in cash, in property or in securities of the Corporation; provided, however, that no dividend or other distribution may be declared or paid on the outstanding shares of one class of Common Shares unless a dividend or other distribution, as the case may be, of equal amount is declared or paid, as the case may be, on the outstanding shares of the other class of Common Shares. The Corporation shall not subdivide (by share split or otherwise) or combine or pay or declare any share dividend on the outstanding shares of either class of Common Shares unless the outstanding shares of the other class of Common Shares shall be proportionately subdivided or combined or the holders of such other class shall receive a proportionate share dividend. The Corporation may only issue or distribute Class A Common Shares in connection with a subdivision, combination or share division in respect of outstanding Class A Common Shares and may only issue or distribute Class B Common Shares in connection with a subdivision, combination or share dividend in respect of outstanding Class B Common Shares.

         Section 3. Conversion of Class B Common Shares. Each Class B Common Share may at any time be converted at the election of the holder thereof into one (1) fully paid and nonassessable Class A Common Share. Any holder of Class B Common Shares may elect to convert any or all of such shares at one time or from time to time in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each Class B Common Share to be converted to the agent for the transfer of the Class B Common Shares at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or such holder's duly authorized attorney. The issuance of a certificate or certificates for Class A Common Shares upon conversion of Class B Common Shares shall be made without charge for any stamp or other similar tax in respect of such issuance. As promptly as practicable after the surrender for conversion of a certificate or certificates representing Class B Common Shares, the Corporation will deliver or cause to be delivered at the office of the transfer agent to, or upon the written order of, the holder of such certificate or certificates, a certificate or certificates representing the number of Class A Common Shares issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing Class B Common Shares (but if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of the Class B Common Shares being converted shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing Class A Common Shares are to be issued pursuant to such conversion shall be treated for all purposes as having become the record holder or holders of such Class A Common Shares at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any Class B Common Share. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of outstanding Class B Common Shares, such number of Class A Common Shares as may be issuable upon conversion of all such outstanding Class B Common Shares. The Corporation will endeavor to list Class A Common Shares required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding Class A Common Shares may be listed at the time of such delivery. All Class A Common Shares which may be issued upon conversion of the Class B Common Shares will, upon issuance, be validly issued, fully paid and nonassessable. Class B Common Shares converted into Class A Common Shares, as provided in this Section 3, shall become authorized but unissued Class B Common Shares.

         Section 4. Other Rights. The provisions of Section 3 regarding the voluntary conversion of Class B Common Shares into Class A Common Shares are in addition to the provisions of Division C, Section 2 which provide for the automatic conversion of Class B Common Shares into Class A Common Shares under the circumstances provided therein. Except as otherwise required by Chapter 1701 of the Ohio Revised Code or as otherwise provided in these Amended and Restated Articles of Incorporation (including Section 3 of this Division B) or the Regulations of the Corporation, each Class A Common Share and Class B Common Share shall have identical powers, preferences and rights, including rights in liquidation.

DIVISION C: RESTRICTIONS ON TRANSFER OF COMMON SHARES

         Section 1. Definitions. For purposes of this Division C of this Article FOURTH, the following terms shall have the following meanings set forth below:

         "Beneficial Ownership" shall mean possession of the power to vote or direct the vote or to dispose or direct the disposition of the Common Shares in question, and a "Beneficial Owner" of Common Shares shall be the Person having Beneficial Ownership thereof.

         "Control" shall mean, with respect to a corporation, the power to elect or appoint a majority of the board of directors or like governing body thereof, and with respect to a partnership or limited liability company, the power to cause such partnership or limited liability company to vote and dispose of Common Shares subject to a proposed Transfer to such partnership or limited liability company.

         "Effective Time" shall mean the date on which these Amended and Restated Articles of Incorporation became effective pursuant to Section 1701.73 of the Ohio Revised Code.

         "Equity Shares" shall mean the Class A Common Shares, the Class B Common Shares and any class of Preferred Shares of the Corporation.

         "Family Members" shall have the meaning set forth in Section 2(a)(1) of this Division C.

         "Holder" shall mean a holder of Class B Common Shares.

         "Initial Public Offering" shall mean the sale of Class A Common Shares pursuant to the Corporation's first effective registration statement for Class A Common Shares filed under the Securities Act of 1933, as amended.

         "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the Nasdaq National Market or, if the applicable Equity Shares are not quoted on the Nasdaq National Market, on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if the Equity Shares are not quoted on the Nasdaq National Market or listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for the purpose or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors in good faith.

         "Permitted Transferee" shall mean and include only such Persons as are described in Sections 2(a)(1) through 2(a)(7) of this Division C.

         "Person" shall mean an individual, corporation, partnership, limited liability company, estate, trust, or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Redemption Shares" shall have the meaning set forth in Section 3(a) of this Division C below.

         "Trading Day" shall mean a day on which the principal national securities exchange on which the applicable Equity Shares are listed or admitted to trading is open for the transaction of business or, if those Equity Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Shares, whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise. "Transfer" (as a verb) shall have the correlative meaning.

         Section 2. Limitations on Transfer of Class B Common Shares.

                  (a) Subject to the provisions of Section 2(i) of this Division C, no Holder may Transfer, and the Corporation shall not register the Transfer of, Class B Common Shares or any interest therein, except to a Permitted Transferee of such person unless all Holders of Class A Common Shares receive or are entitled to receive for their Class A Common Shares the same kind and amount of consideration per share to be received by any Holder of Class B Common Shares in connection with such Transfer. The term "Permitted Transferee" shall mean and include only the persons described in Sections 2(a)(1) through 2(a)(7) below:

                           (1) In the case of a Holder who is a natural person
and the holder of record and beneficial owner of Class B Common Shares subject to a proposed Transfer, "Permitted Transferee" means:

                           (A) The Holder, the spouse of such Holder, any lineal
                  descendant of a grandparent of such Holder, or any spouse of such lineal descendant (herein collectively referred to as such Holder's "Family Members");

                           (B) The trustee of a trust solely for the benefit of
                  such Holder or such Holder's Family Members, provided that such trust may also grant a general or special power of appointment to one or more of such Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Holder's Family Members payable by reason of the death of such Family Members;

                           (C) The trustee of a trust which is not solely for
                  the benefit of such Holder or such Holder's Family Members so long as such Holder or one or more of such Holder's Permitted Transferees (determined under this Section 2(a)(1)), or both, possess the power to vote or direct the vote of the Class B Common Shares held by such trustee;

                           (D) A corporation, if control thereof is exercisable
                  by shareholders thereof consisting exclusively of, or a partnership or limited liability company, if control thereof is exercisable by partners or members thereof consisting exclusively of, the Holder and his Permitted Transferees determined under this Section; provided, however, that if for any reason, including without limitation any change in the ownership or the voting rights of the stock of such corporation, or in such partners or partnership interests, or in such members or membership interests, or otherwise, such corporation, partnership or limited liability company would no longer qualify as a Permitted Transferee of such Holder or his Permitted Transferees, all Class B Common Shares then held by such corporation, partnership or limited liability company shall immediately and automatically, without further act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common Shares on a share-for-share basis, and stock certificates formerly representing such Class B Common Shares shall thereupon and thereafter be deemed to represent the like number of Shares of Class A Common Shares;

                           (E) An organization described in Section 501(c)(3) of
                  the Internal Revenue Code of 1986, as amended; or

                           (F) The executor, administrator or personal
                  representative of the estate of such Holder or the guardian or conservator of such Holder adjudged disabled by a court of competent Jurisdiction, acting in his capacity as such.

                           (2) In the case of a Holder holding the shares
subject to a proposed Transfer as trustee pursuant to a trust (other than a trust described in Section 2(a)(3) below), "Permitted Transferee" means (A) the person who established such trust, and (B) any Permitted Transferee of such person determined pursuant to Section 2(a)(1) above.

                           (3) In the case of any Holder holding shares subject
to a proposed Transfer as trustee pursuant to a trust which was irrevocable as of the Effective Time, "Permitted Transferee" means (A) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise, and (B) any Permitted Transferee of any such person determined pursuant to Section 2(a)(1) above.

                           (4) In the case of a Holder which is a partnership or
a limited liability company holding shares subject to a proposed Transfer, "Permitted Transferee" means (A) any partner or member thereof owning more than ten percent (10%) of the equity of such partnership or limited liability company as of the Effective Time, and (B) any Permitted Transferee of such partner or member.

                           (5) In the case of a Holder which is a corporation
(other than an organization described in Section 2(a)(1)(E) above) holding shares subject to a proposed Transfer, "Permitted Transferee" means (A) any Person owning more than ten percent (10%) of the equity capital of such corporation as of the Effective Time, (B) any Permitted Transferee of such Person, (C) the survivor of a merger or consolidation of such corporation (provided that such surviving entity is otherwise a Permitted Transferee determined pursuant to Section 2(a)(1) above), or (D) any Person who transferred to such corporation the Class B Common Shares that are the subject of the proposed Transfer.

                           (6) In the case of a Holder who is the executor,
administrator or personal representative of the estate of a deceased Holder, a guardian or conservator of the estate of a disabled Holder, or a trustee of the estate of a bankrupt or insolvent Holder, "Permitted Transferee" means a Permitted Transferee of such deceased, disabled, bankrupt or insolvent Holder as determined pursuant to this Section 2(a) of this Division C.

                           (7) In the case of any Holder, "Permitted Transferee"
includes any holder of record as of the Effective Time of any Class B Common Shares, provided that if such holder of record is a corporation, control thereof is exercisable, as of the date of a proposed Transfer, by shareholders consisting exclusively of Persons who would have been Permitted Transferees of such corporation as of the Effective Time (an "Original Holder"), provided that, in each case, if a transferee under this Section 2(a)(7) is a corporation, partnership or limited liability company, all of the provisions of Section 2(a)(1)(D) of this Division C shall apply to such Person and the shares transferred to such Person.

                  (b) Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Shares may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged Class B Common Shares shall automatically, without any act or deed on the part of the Corporation or any other Person, be converted into Class A Common Shares on a share-for-share basis, unless within five (5) business days after such foreclosure or other similar event such pledged shares are returned to the pledgor or transferred to a Permitted Transferee of the pledgor.

                  (c) For purposes of this Section 2 of this Division C:

                           (1) The relationship of any Person that is derived by
or through legal adoption shall be considered a natural one.

                           (2) Each joint owner of Class B Common Shares shall
be deemed a Holder of such shares.

                           (3) A minor for whom Class B Common Shares are held
pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Holder of such shares.

                           (4) The giving of a proxy in connection with a
solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof and the rules and regulations promulgated thereunder shall not be deemed to constitute the Transfer of an interest in the Class B Common Shares which are the subject of such proxy.

                  (d) Any purported Transfer of Class B Common Shares other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into Class A Common Shares on a share-for-share basis, effective on the date of such purported Transfer. The Corporation may, as a condition to Transfer or registration of Transfer of Class B Common Shares to a purported Permitted Transferee, require that the record holder establish to the satisfaction of the Corporation, by filing with the Corporation or the transfer agent an appropriate affidavit or certificate or such other proofs as the Corporation may deem necessary, that such transferee is a Permitted Transferee.

                  (e) Anything in this Division C notwithstanding but subject to the provisions of Section 2(i), no Class B Common Share may be held of record but not beneficially by a broker or dealer in securities, a bank or voting trustee or a nominee of any such, or otherwise held of record but not beneficially by a nominee of the beneficial owner of such share other than by a trustee of a trust which would be a Permitted Transferee pursuant to Section 2(a)(1)(B) or 2(a)(1)(C) (any such form of prohibited holding being, referred to herein as holding in "street" or nominee name); provided, however, that if any Person establishes to the satisfaction of the Corporation in accordance with this Section 2(e) that he is the beneficial owner of any such Class B Common Shares, the Corporation shall issue such share in the name of such beneficial owner. Any such beneficial owner who desires to have Class B Common Shares issued in his name in the circumstances described in this Section 2(e) shall file an affidavit or certificate with the Secretary of the Corporation setting forth the name and address of such beneficial owner and certifying that he is the beneficial owner of the Class B Common Shares in question.

                  (f) The Corporation shall note on all certificates representing Class B Common Shares that there are restrictions on transfer and registration of transfer to the extent imposed by this Section 2.

                  (g) The Board of Directors may, from time to time, establish, amend or revoke practices and procedures and promulgate, amend or revoke rules and regulations, in addition to those set forth in this Division C, regarding the evidence necessary to establish entitlement of any transferee or purported transferee of Class B Common Shares to be registered as a Permitted Transferee. Should the transferee or purported transferee of any such share wish to contest any decision of the Corporation on the question whether the transferee or purported transferee has established entitlement to be registered as a Permitted Transferee of Class B Common Shares, then the Board of Directors shall in its sole discretion make the final determination.

                   (h) Notwithstanding the restrictions on Transfer set forth in
Section 2(a) of this Division C, a Holder of Class B Common Shares shall, subject to the provisions of Section 3(a) of this Division C, be entitled to Transfer Class B Common Shares to any Person (collectively, an "Acquiring Person") in one or more transactions completed during the period beginning on the date of Richard E. Jacobs' death and ending on the third anniversary of such date. This exception will not apply to any subsequent Transfer by an Acquiring Person, and all Class B Common Shares acquired by an Acquiring Person will be subject to the restrictions on Transfer described above. In addition, for a period of three (3) years following the date that an Acquiring Person first becomes the beneficial owner of Class B Common Shares (the "Acquisition Date"), neither the Acquiring Person nor any affiliate of the Acquiring Person may make a tender offer for Class A Common Shares or merge or consolidate with the Corporation, propose to acquire or authorize the acquisition by the Acquiring Person or its affiliates of substantially all the assets of the Corporation, or authorize or vote Common Shares of any class in favor of an amendment to these Amended and Restated Articles of Incorporation to effect any recapitalization, reverse stock split or other similar transaction with respect to the Common Shares which, if effected, would directly or indirectly increase the Acquiring Person's beneficial ownership of Common Shares, unless in any such case, all holders of Class A Common Shares receive or are entitled to receive for their Class A Common Shares consideration having a value equal to the greater of: (i) the average price per share that the Acquiring Person paid for the Common Shares (or securities convertible into or exchangeable for Common Shares) in connection with the transaction or series of transactions in which the Acquiring Person became such; and (ii) the market value of a Class A Common Share on the date prior to the public announcement of any of the transactions described above (determined on the basis of the average Closing Price of a Class A Common Share during the twenty (20) Trading Days preceding the date of such announcement).

         Section 3.  Ownership Restriction.

                  (a) Except as set forth in Section 3(g) below, no Person other than (i) Richard E. Jacobs, (ii) any other Person who is the record or beneficial owner of Common Shares on the Effective Date, and (iii) their respective Permitted Transferees shall have Beneficial Ownership of outstanding Equity Shares equal to or in excess of five percent (5%) of the number of outstanding shares of any class of Equity Shares without first receiving written approval from the Office of the Commissioner of Major League Baseball. The number of Equity Shares as to which a Person has Beneficial Ownership that causes such Person to equal or exceed such percentage are referred to herein as "Redemption Shares."

                  (b) If the Corporation, or its designee, shall at any time determine that a violation of Section 3(a) of this Division C has occurred or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Equity Shares in violation of Section 3(a) of this Division C, the Corporation shall take such action as it considers advisable to refuse to give effect to or to prevent any Transfer or other transaction which has or will cause such violation, including, but not limited to, refusing to give effect to any Transfer or other transaction on the books of the Corporation or instituting proceedings to enjoin such Transfer or other transaction.

                  (c) Any Person who acquires or attempts to acquire Equity Shares in violation of Section 3(a) of this Division B shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request.

                  (d) Each Person who is a Beneficial Owner of five percent (5%) or more of the outstanding shares of any class of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for such a Beneficial Owner shall, at the request of the Corporation, provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to ensure compliance with the Ownership Restriction set forth in this Section 3 of this Division C and applicable rules of Major League Baseball.

                  (e) Redemption Shares shall be considered to have been offered for sale to the Corporation, or its designee, on the date of the event that created such Redemption Share status at a price per share equal to the lesser of
(i) the price per share in the event that created such Redemption Share status (or, if such price is not readily determinable as in the case of a devise or gift, the Market Price at the time of such event) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right, directly or through its designee, to accept such offer for a period of ninety (90) days after the later of (i) the date of the event which created such Redemption Share status and (ii) the date the Corporation determines in good faith that an event occurred that created such Redemption Share status, if the Corporation does not receive a notice of such event.

                  (f) The Ownership Restriction set forth in Section 3(a) shall not apply to the acquisition of Equity Shares by an underwriter in connection with its participation in a firm commitment underwritten public offering of such shares for a period of 180 days following the purchase by such underwriter of such shares.

                  (g) Nothing contained in this Division B shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders to ensure compliance with the Ownership Restriction set forth in Section 3(a) of this Division C.

                  (h) In the case of any ambiguity in the application of any provision of this Division C, including any definition contained herein, the Board of Directors shall have the power to determine the application of that provision.

                  (i) Each certificate for Equity Shares shall bear a legend substantially to the following effect:

                  "The [Class A Common Shares, Class B Common Shares, or Preferred Shares] represented by this certificate are subject to restrictions on transfer. No Person may beneficially own [Class A Common Shares, Class B Common Shares, or Preferred Shares] equal to or in excess of 5% of the number of outstanding [Class A Common Shares, Class B Common Shares, or Preferred Shares] of any class without the approval of the Office of the Commissioner of Major League Baseball. Each beneficial owner of 5% or more of the outstanding [Class A Common Shares, Class B Common Shares, or Preferred Shares] is required to furnish the Corporation such information as the Corporation may request pursuant to Division C. Section 3(d) of the Corporation's Amended and Restated Articles of Incorporation. If the above limitation is violated, the [Class A Common Shares, Class B Common Shares, or Preferred Shares] represented hereby equal to or in excess of the limitation shall be subject to redemption by the Corporation at the lower of the original cost or Market Value, by operation of the Corporation's Amended and Restated Articles of Incorporation. All capitalized terms in this legend have the meanings defined in the Corporation's Amended and Restated Articles of Incorporation, as they may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each shareholder who so requests."

FIFTH: To the extent permitted by law, the Corporation, by action of its Board of Directors, may purchase or otherwise acquire shares of any class issued by it at such times, for such consideration and upon such terms and conditions as its Board of Directors may determine.

SIXTH: Notwithstanding any provision of the Ohio Revised Code Sections 1701.01 to 1701.98, inclusive, now or hereafter in force, requiring for the authorization or the taking of any action the vote or consent of the holders of shares entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by law or these Amended and Restated Articles of Incorporation, may be authorized or taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes thereof; provided, however, that any amendment to the provisions of Article Fourth, Division C, Sections 1 or 2 of these Amended and Restated Articles of Incorporation or to this proviso shall require for its authorization, in addition to such vote, the affirmative vote or consent of the holders of Class A Common Shares entitling them to exercise a majority of the voting power of the Class A Common Shares, excluding from such vote (and from the determination of the majority of the voting power of the Class A Common Shares) any Class A Common Shares Beneficially Owned by a Beneficial Owner of Class B Common Shares and any affiliate of such Beneficial Owner (as the term affiliate is defined in Rule 12b-2 of the Securities and Exchange Commission under the Securities Exchange Act of 1934).

SEVENTH: No holder of shares of the Corporation of any class shall be entitled as such, as a matter of right, to subscribe for or purchase shares of any class, now or hereafter authorized, or to subscribe for or purchase securities convertible into or exchangeable for shares of the Corporation or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares, except such rights or subscription or purchase, if any, for such considerations and upon such terms and conditions as its Board of Directors from time to time may determine.

EIGHTH: Any director or officer of the Corporation shall not be disqualified by his office from dealing or contracting with the Corporation as a vendor, purchaser, employee, agent, lessor, lessee or otherwise. No transaction, contract or other act of the Corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer, or any firm or corporation in which such director or officer is a member or is a shareholder, director or officer, is in any way interested in such transaction, contract or other act provided the fact that such director, officer, firm or corporation is so interested shall be disclosed or shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such transaction, contract or other act shall be taken; nor shall any such director or officer be accountable or responsible to the Corporation for or in respect of any such transaction, contract or other act of the Corporation or for any gains or profits realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer is interested in such transaction contract or other act; and any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize or take action in respect of any transaction, contract or other act, and may vote thereat to authorize, ratify or approve any such transaction, contract or other act with like force and effect as if he or any firm of which he is a member or any corporation of which he is a shareholder, director or officer were not interested in such transaction, contract or other act.

NINTH: If any provision (or portion thereof) of these Amended and Restated Articles of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions thereof) of these Amended and Restated Articles of Incorporation shall remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its shareholders that each such remaining provision (or portion thereof) of these Amended and Restated Articles of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, notwithstanding any such finding.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed herein or by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

ELEVENTH: Chapter 1704 of the Ohio Revised Code does not apply to the Corporation. Section 1701.83 of the Ohio Revised Code does not apply to control share acquisitions of shares of the Corporation.

TWELFTH: These Amended and Restated Articles of Incorporation, as of their effective date, supersede the existing Articles of Incorporation of the Corporation.